CONTACT

Michael W. Reid

Chief Operating Officer

- or -

Thomas E. Wirth

Chief Financial Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. ANNOUNCES AMENDMENT TO THE COMPANY’S
LONG-TERM OUTPERFORMANCE COMPENSATION PLAN AND THE ADOPTION
OF SFAS 123 TO ACCOUNT FOR STOCK-BASED COMPENSATION

NEW YORK, December 8, 2003 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has ratified an amendment to the Company’s long-term outperformance compensation plan to place a $25.5 million ceiling on the plan’s maximum value.  Currently, the ceiling approximates 635,000 common shares that would be issued in the fourth year of the plan and vest over a total seven-year period.  Any common share awards to be issued under the program will be allocated from the Company's stock option plan.

The Company also announced it has adopted SFAS 123, “Accounting for stock-based compensation”.  The adoption of this standard, effective as of January 1, 2003, will not require a restatement of the Company's previously issued quarterly results and the adoption will be reflected in the Company's 2003 year-end financial statements.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust (“REIT”) that acquires, owns, repositions and manages a portfolio of Manhattan office properties.  The Company is the only publicly held REIT which specializes exclusively in this niche.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations.  Actual results could vary from those presented herein.  The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company’s control.  We undertake no obligation to publicly update or revise any of the forward-looking information.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission.